Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Savient Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 33-51202, 33-83904, 33-69870, 33-41591, 33-41593, 333-36121, 333-33073, 333-33075, 333-64541, and 333-87344 on Form S-8 of Savient Pharmaceuticals, Inc. (formerly known as Bio-Technology General Corp.) (the Company) of our report dated September 20, 2002, with respect to the consolidated statements of operations, changes in stockholders’ equity, and cash flows of Savient Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2001, which report appears in the December 31, 2003, annual report on Form 10-K of Savient Pharmaceuticals, Inc.

/s/ KPMG LLP

Princeton, New Jersey
March 12, 2004